EXHIBIT 10.17

Brokerage Services Agreement

An Agreement dated as of 1st January 2008 between: Maiden Insurance Company, Ltd. on its own behalf (the “Insurer”) and IGI Intermediaries Limited (the “Broker”) (collectively the “Parties’)

1.    Scope

The purpose of this Agreement is to set out the rights and obligations of the Parties only in respect of the matters specifically addressed in the Agreement. Nothing in this Agreement overrides the Broker’s duty to place the interests of the Insured before all other considerations in the event of a conflict nor shall this Agreement override any legal or regulatory requirements (whether obligatory or advisory) which may apply to the Broker, the Insurer, or the placing of any insurance business.

2.    Regulatory Status

2.1    The Broker warrants that it is authorised by the Financial Services Authority (the “FSA”) or other relevant regulatory authority to conduct insurance mediation activities (as defined in the FSA’s Handbook) from the date of this Agreement.

2.2    The Broker shall inform the Insurer immediately in writing if at any time during the period of this Agreement:

2.2.1    The FSA or other relevant regulatory authority suspends or withdraws the Broker’s authorisation; or

2.2.2    The Broker otherwise ceases in anyway to be authorised by the FSA or other relevant regulatory authority to undertake any activities in relation to any Insurance Business subject to this Agreement; or

2.2.3    The Broker becomes insolvent.

3.    Services

The Broker is authorised to provide certain marketing activities for the Insurer:

3.1    as and when requested, provide the Insurer’s marketing material to potential policyholders and/or their broker or agent, explaining what insurance/reinsurance products are available from Insurer and its underwriting and claims handling philosophy to potential policyholders and/or their broker or agent, to see whether the Insurer would be suitable insurer/reinsurer);

3.2    as and when requested, provide market intelligence to the Insurer, for example gathering market trends, opportunities for new business, contact details of loss adjusters, actuaries and other professionals, collating and passing on templates of insurance/reinsurance contracts currently used in the London market and of pricing by other insurers/reinsurers;

3.3    business introduction facilitation, whereby the Broker refers brokers and potential policyholders to the Insurer.

3.4    Such other activities as may be agreed between the Parties.

4.     No Authority

Nothing in this Agreement shall grant the Broker authority to:

4.1    negotiate, accept, amend, or vary policies, settle, negotiate or compromise claims, alter any document or policy, rebate any premium, make any non-exempt financial promotion on the Insurer’s behalf, and/or commit the Insurer in any way; and

4.2    hold or transmit funds on behalf of the Insurer or the Policyholder.

5.    License - E-mail

5.1    The Insurer hereby grants the Broker a non-exclusive license for the term of this Agreement for the use of the name “Maiden” and “Maiden UK” for purposes of the Broker’s activities under this agreement.

5.2    Insurer will provide the Broker’s employees with e-mail addresses containing the word Maiden in the domain for marketing purposes. Broker will arrange to house all such e-mails. Broker will insure that any e-mail sent from Broker’s domain will contain a legend in a point size and color acceptable to Insurer stating that the originator of the e-mail has no ability to bind the Insurer.

6.    Remuneration

6.1    For the services provided under this Agreement the Insurer shall pay to the Broker compensation equal to all Broker’s costs plus eight percent (8%) in setting up to provide and to provide the services to the Insurer specified herein. These costs include, without limitation, employment costs, insurance costs (including any Directors & Officers and Professional Indemnity insurance in respect of the Broker’s activities for the Insurer and its regulatory costs, including any fees which the Broker is required to pay in connection with its authorized mediation activities), and all general and administrative expenses incurred in connection with the services provided herein.

6.2    The Broker shall invoice its costs monthly. The Insurer shall pay the invoiced amount within 10 days of receipt.

7.    Compliance

7.1    Each Party will comply with their respective legal, licensing and regulatory requirements applicable to the Broker’s services.

8.    Data Protection

8.1 The Parties shall comply with all applicable obligations imposed by, or made under requirements of any relevant data protection law or regulation (including the UK Data Protection Act 1998), together with any other applicable regulations, orders or codes of practice.

8.2 Without prejudice to the generality of clause 8.1, where either Party (the “Disclosing Party”) discloses Personal Data (as defined in the DPA) to the other (the “Recipient”) in connection with the operation of this Agreement, the Disclosing Party will ensure that it obtains all necessary consents so that the Personal Data it provides to the Recipient can be lawfully used or disclosed by the Recipient in the manner and for the purposes anticipated by this Agreement.

9.    Termination

9.1    This Agreement shall terminate:

9.1.1    at any time, upon sixty (60) days notice by one party giving written notice of termination to the other;

9.1.2    immediately, without notice, should either Party become the subject of voluntary or involuntary rehabilitation or liquidation proceedings (save for the purposes of amalgamation or solvent re-organisation) or become the subject of an action in bankruptcy or make or propose any composition with its creditors or otherwise acknowledge its insolvency.

9.1.3    immediately, without notice, should the Broker have any authority or permission granted to it by the FSA or other relevant regulatory authority withdrawn or altered in such a manner as materially to affect in any way the Broker’s ability to introduce, arrange, conclude, administer, perform or otherwise be involved with any regulated Insurance Business which is carried out between the Parties under this Agreement.

9.1.4    immediately, without notice, should the Broker have committed any fraudulent act or similar illegal conduct; or

9.1.5    immediately, without notice where there is a “change in control” of the Broker or the Insurer. A “Change in control” of a Party will be deemed to have occurred if 25% or more of the stock evidencing ownership of that Party is transferred to a person that was not the owner of such stock on the effective date of this Agreement.

9.2    Following termination:

9.2.1    The Insurer shall be responsible to pay remuneration to the Broker in accordance with Clause 6.1 through the date of termination.

9.2.2    The Broker will provide the Insurer with all details of its marketing activities on behalf of the Insurer

10.    Access to Records - Audit

10.1    The Broker will retain all documents and electronic records on which information connected to the Broker’s marketing activities are stored (the “Records”) for a minimum of six years and in any event the minimum periods required by law or any regulatory body with jurisdiction over the Broker or the Insurer or the Insurance Business.

10.2    The Broker agrees to allow the Insurer to inspect, during business hours, and to take copies of the Records.

11.    Confidentiality

Each of the Parties will treat information received from the other relating to this Agreement and to activities carried out hereunder as confidential and will not disclose it to any other person not entitled to receive such information except as may be necessary to fulfill their respective obligations under the Agreement and except as may be required by law or regulatory authority. For the avoidance of doubt each party shall be entitled to disclose such information where necessary to its insurers or reinsurers, actuaries, auditors, professional agents and advisers and other Group companies (as such term is defined in either in section 421 of the Financial Services and Markets Act 2000 or section 262 of the Companies Act 1985). This clause will not apply to information which was rightfully in the possession of such party prior to this Agreement, which is already public knowledge or becomes so at a future date (otherwise than as a result of a breach of this clause) or which is trivial or obvious. For the avoidance of doubt this clause shall not release in anyway confidentiality obligations existing or agreed between the Parties prior to the date of the Agreement.

The obligations under this clause shall survive termination.

12.    Complaints

Each Party will notify the other, as soon as possible, of any regulatory correspondence relevant to the Parties dealings and will notify the other, in accordance with FSA Rules, of any complaint concerning the other Party relating to Insurance Business subject to this Agreement

13.    Protection of Reputation

Each Party agrees it will not, unless permitted hereunder or with the express written authority of the other Party, make use of the other Party’s corporate or trading names or logos and trademarks.

14.    Conflicts of Interest

The Parties will adopt and/or maintain procedures to ensure that each has in place arrangements for the identification and management of any conflicts of interest that may arise in relation to any business that the Broker transacts with the Insurer.

15.    Disclosure

The Broker will comply with relevant regulatory, fiduciary and legal requirements regarding disclosure of all forms of remuneration from any arrangements it may have for remuneration in connection with the activities hereunder and nothing herein shall prevent the Broker from so complying.

16 Variation and Assignment

This Agreement may be assigned or varied only in writing by the Parties.

17.    Rights of Third Parties

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

18.    Dispute Resolution

18.1    The Parties to this Agreement are committed to resolving all disputes arising under it (and whether such dispute arises before or after termination of this Agreement) without the need for litigation and to allow as far as possible for commercial relationships to remain unaffected by disputes and therefore the Parties:

18.1.1    will attempt in good faith to resolve any dispute or claim promptly through negotiations between respective senior executives of the Parties who have authority to settle the same;

18.1.2    will attempt in good faith, if the matter is not resolved through negotiation within three months of the dispute arising to resolve the dispute or claim through mediation with the assistance of a mediator agreed between the Parties or as recommended to the Parties by the Centre for Dispute Resolution or such similar organisation as the Parties may agree; or

18.1.3    if the matter has not been resolved by mediation within six months of the dispute arising, or if either Party will not participate in a mediation procedure, the Parties will refer the dispute in accordance with the Jurisdiction and Choice of Law Clause below.

18.2    Notwithstanding the above, either Party may seek the immediate protection or assistance of the High Court of England and Wales if appropriate.

19.    Jurisdiction and Choice of Law

This Agreement shall be construed according to English law and any disputes arising under it shall, subject to the provisions of clause 18 above be determined in the English Courts.

20.    Enforceability Clause

In the event any portion of this Agreement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

21.    General Interpretation of this Agreement

In this Agreement, words importing the singular shall include the plural and vice versa. Headings are included for ease of reference and convenience only and shall not affect the interpretation of the Agreement.

22.    Service of Notices

Any notices to be given under this Agreement shall be sent by first class recorded delivery post, by hand, or facsimile to the Compliance Officer at the registered office of the Party to be served. The notice shall be deemed to have been served, if posted, at the expiration of two business days after posting and if by facsimile, or by hand, at the expiration of one business day after it was dispatched.

Maiden Insurance Company, Ltd.

By: /s/ Ben Turin

Date: March 18, 2008

IGI Intermediaries Limited

By: /s/ Jeremy Cadle

Date: March 27, 2008